UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2013 (May 17, 2013)

The NASDAQ OMX Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York		10006
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: +1 212 401 8700

No change since last report

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously announced on December 12, 2012, The NASDAQ OMX Group, Inc. (“NASDAQ OMX”) executed and delivered a binding offer letter agreement (the “Letter Agreement”) to Thomson Reuters (Markets) LLC, a Delaware limited liability company (“TR Markets”), pursuant to which it agreed to purchase from TR Markets and Thomson Reuters Global Resources, an unlimited company organized under the laws of the Republic of Ireland (together with TR Markets, “Thomson Reuters”), and certain of their affiliates their investor relations, public relations and multimedia solutions businesses (the “Businesses”). The Letter Agreement was filed as Exhibit 2.1 to NASDAQ OMX’s Form 10-K for the fiscal year ended December 31, 2012 filed on February 21, 2013.

Pursuant to the Letter Agreement, on May 17, 2013, TR Markets delivered a notice to NASDAQ OMX (a) confirming that TR Markets complied with, as identified in the Letter Agreement, the employee consultation requirements required by certain of the non-U.S. countries in which the Businesses operate and (b) accepting NASDAQ OMX’s offer to purchase the Businesses. Thereafter, on the same day, NASDAQ OMX Corporate Solutions, LLC, a wholly owned subsidiary of NASDAQ OMX (“NASDAQ Corporate Solutions”), NASDAQ OMX, Thomson Reuters and Thomson Reuters Corporation, a corporation under the Laws of the Province of Ontario, Canada and Thomson Reuters’ parent company, entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”). NASDAQ OMX and Thomson Reuters Corporation are parties to the Asset Purchase Agreement solely for purposes of guaranteeing the obligations of NASDAQ Corporate Solutions, Thomson Reuters and certain of their affiliates, respectively, under the Asset Purchase Agreement and the other ancillary agreements.

The Asset Purchase Agreement provides that NASDAQ Corporate Solutions and certain of its affiliates will purchase the Businesses, and assume certain liabilities of Thomson Reuters and certain of their affiliates, in an asset sale transaction (the “Transaction”). Under the terms of the Asset Purchase Agreement, the purchase price will consist of $390 million in cash to be paid at closing, subject to certain adjustments.

The Asset Purchase Agreement contains customary representations and warranties, covenants and agreements and indemnification of and by the parties. The Asset Purchase Agreement provides that consummation of the Transaction is subject to the satisfaction or waiver of certain customary conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the accuracy of each party’s representations and warranties at closing, subject to materiality qualifiers, and compliance in all material respects with each party’s covenants under the Asset Purchase Agreement. On March 11, 2013, NASDAQ OMX announced that the parties had been granted early termination of the waiting period under the HSR Act with respect to the Transaction.

Concurrent with the closing of the Transaction, the parties or certain of their affiliates will execute certain agreements ancillary to the Transaction, including a non-competition and non-solicitation agreement, a transition services agreement and a content and platform services agreement.

NASDAQ OMX intends to fund the Transaction through a combination of cash on hand and/or existing capacity under its $750 million revolver. The Transaction is expected to close in the first half of 2013. Upon consummation of the Transaction, the Businesses will be integrated into NASDAQ OMX’s Corporate Solutions business.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NASDAQ OMX GROUP, INC.

Dated: May 23, 2013	By:	/s/ Edward S. Knight
Edward S. Knight
Executive Vice President and General Counsel